Exhibit 99.1

Monarch Financial Holdings Repays Treasury’s $14.7 Million

Preferred Stock Investment Under the Capital Purchase Program

CHESAPEAKE, VIRGINIA (December 23, 2009) – Monarch Financial Holdings, Inc. (NASDAQ: MNRK) today announced that it repurchased, effective today, the U.S. Treasury Department’s $14.7 million preferred stock investment under the Treasury’s Capital Purchase Program that was part of the broader TARP initiative. Monarch repurchased all 14,700 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a liquidation value of $1,000 per share, issued on December 19, 2008.

“Given Monarch’s strong capital position, federal regulators granted the Company approval to repurchase the U.S. Treasury’s preferred stock investment and extinguished half of our outstanding warrants,” said Brad E. Schwartz, CEO of Monarch Bank. “Our participation in the Capital Purchase Program, which at the time was available only to healthy institutions, added a level of confidence to expand our lending capabilities during the economic challenges of the past year. However, due to changes in the program imposed by Congress and ongoing negative public perception, we believe that it is in the best interests of our shareholders and clients to now repay the Treasury’s investment and exit the program as soon as possible.”

The Company and the Bank exceeded the federal regulatory standards to be considered “well-capitalized” prior to participation in the Capital Purchase Program and will continue to be “well-capitalized” after repayment to the Treasury. Monarch announced on December 3, 2009, that it had completed an upsized public offering of $20,000,000 of noncumulative convertible perpetual preferred stock.

As part of this program, the Treasury was also issued a warrant to purchase 264,706 shares of Monarch Financial Holdings, Inc. common stock at an exercise price of $8.33 per share. Due to the recently completed sale of preferred stock, 50% or 132,353 of these warrants have been extinguished and are no longer outstanding. Now that the Company has redeemed the preferred stock investment, it has the right to repurchase the remaining warrants at a price to be determined through negotiations with the U.S. Treasury. The Company intends to negotiate for the repurchase of the warrants, however, the repurchase price for the warrants will be subject to those negotiations and there can be no assurance that they will be repurchased.

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with two offices in Chesapeake, four offices in Virginia Beach, and two offices in Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates offices in Kitty Hawk and Nags Head, North Carolina. Services are also provided through over fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (monarchbank.com and OBXBank.com). Monarch Mortgage and our affiliated mortgage companies have eighteen offices with locations in Chesapeake, Norfolk, Virginia Beach (2), Fredericksburg, Suffolk, and Richmond, Virginia as well as Rockville (2), Bowie, Waldorf, Crofton, Gaithersburg and Greenbelt, Maryland, and Kitty Hawk, Charlotte, and Wilmington, North Carolina and Greenwood, South Carolina. Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Home Mortgage Solutions, LLC (secondary mortgage origination), Monarch Investments (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). The shares of common stock of Monarch Financial Holdings, Inc. are publicly traded on the Nasdaq Capital Market under the symbol “MNRK”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Contact:	Brad E. Schwartz – (757) 389-5111, www.monarchbank.com
Date:	December 23, 2009